Exhibit 10.1

AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 2 to Convertible Promissory Note (this “Amendment No. 2”) by and between ThermoGenesis Holdings, Inc., a Delaware corporation formerly known as Cesca Therapeutics Inc. (the “Company”), and Orbrex (USA) Co. Limited (“Orbrex”), is entered into effective as of July 25, 2022. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Convertible Promissory Note (as defined below).

WHEREAS, on July 23, 2019, the Company issued to Orbrex a Convertible Promissory Note in the original principal amount of $1,000,000 (the “Original Note”);

WHEREAS, on August 12, 2019, but effective July 23, 2019, the Company and Orbrex entered into the Amendment No. 1 to Convertible Promissory Note (the “Amendment No. 1”, and together with the Original Note, the “Convertible Promissory Note”);

WHEREAS, the terms of the Convertible Promissory Note provide for a maturity date of July 31, 2022; and

WHEREAS, the Company and Orbrex have agreed that the maturity date of the Convertible Promissory Note should be extended and that, in consideration of such extension, the conversion provisions of the Convertible Promissory Note should be modified, all in accordance with this Amendment No. 2.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1.     Amendment of Maturity Date. The “Maturity Date” set forth in Section (1) of the Convertible Promissory Note is hereby amended to be “January 31, 2023.”

2.     Amendment of Section (2). Section (2) of the Convertible Promissory Note is hereby deleted in its entirety and replaced with the following:

“Interest on this Note shall commence accruing on the Issuance Date and shall be computed in the bases of a 360-day year and twelve 30-day months and shall be payable in arrears on January 31 of each year (each, an “Interest Date”), unless earlier converted pursuant to the terms of this Note, and all remaining accrued and unpaid Interest shall be due and payable on the Maturity Date. On each Interest Date, Interest will be payable in cash. On the Maturity Date, all remaining accrued and unpaid Interest may be payable in cash or converted pursuant to the terms of conversion under this Note. Interest on this Note shall accrue at twenty-four percent (24.0%) per annum, simple interest, subject to adjustment as set forth in this Section (2) (the “Interest Rate”). From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty-eight percent (28.0%) per annum, simple interest. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to be payable with respect to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.”

3.     Amendment of Section (3)(b)(ii). Section (3)(b)(ii) of the Convertible Promissory Note is hereby deleted in its entirety and replaced with the following:

“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, the lower of (a) $0.21 per share or (b) Dilutive Issuances as noted in section (e) (ii).

4.     Addition of New Sections (3)(e) and (3)(f). Section (3) of the Convertible Promissory Note is hereby amended by adding the following as new Section (3)(e) and new Section 3(f):

(e)           ADJUSTMENTS TO CONVERSION PRICE.

(i)

Stock Split; Reverse Stock Split. If the Company shall, at any time or from time to time after the above specified Issuance Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced. If the Company at any time or from time to time after the Issuance Date combines (by combination, reverse capital stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(ii)

Dilutive Issuances. If and whenever on or after the Issuance Date the Company issues or sells, or in accordance with this Section 3(e), is deemed to have issued or sold, any shares of Common Stock (excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced effective concurrently with such Dilutive Issuance to an amount equal to the consideration per share received by the Company in the Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 3(e)(ii), the following shall be applicable:

a.

If the Company shall, at any time or from time to time after the Issuance Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options or Convertible Securities, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options or Convertible Securities, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Options or Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under this Section), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of this Section 3(e)(ii)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 3(e)(ii)(b) below, no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon exercise of such Options or conversion or exchange of such Convertible Securities.

b.

If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

c.

In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration.

(f)          CERTAIN DEFINITIONS. For purposes of Section 3(e), the below defined terms shall have the following meanings:

(i)	“Convertible Securities” means any securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(ii)

“Excluded Security” means any shares of Common Stock issued or issuable (i) as a dividend or distribution under Section 3(e)(i); (ii) upon conversion or exercise of any Options or Convertible Securities which are outstanding on the Issuance Date; (iii) the issuance of this Note and any other convertible promissory notes issued to Holder; (iv) as incentive compensation to employees, directors, officers, consultants, or independent contractors of the Company in consideration of past or future services rendered by such parties to the Company or its affiliates; (v) to suppliers or third party service providers in connection with the provision of goods or services to the Company; (vi) as an “equity kicker” or other consideration in any loan transaction (so long as the loan is not convertible) or any other transaction that is not primarily for financing purposes; or (vii) pursuant to any strategic transaction that is not primarily for financing purposes, including without limitation a merger, acquisition, joint venture, joint development agreement, licensing transaction, or co-promotion program.

(iii)	“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

5.     Ratification and Confirmation. Except as expressly provided in this Amendment No. 2, all of the terms, conditions and provisions of the Convertible Promissory Note remain unaltered, are in full force and effect, and are hereby expressly ratified and confirmed.

6.     Miscellaneous. This Amendment No. 2 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties hereto further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

[signatures follow]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the day and year first written above.

THERMOGENESIS HOLDINGS, INC.

/s/ Xiaochun Xu

Xiaochun (Chris) Xu, Chief Executive Officer

ORBREX (USA) CO. LIMITED

/s/ Yuan Lan Fang

Lan Fang Yuan, President

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